Exhibit 10.1

FIRM COMMITMENT AGREEMENT

This Firm Commitment Agreement (this "Agreement"), dated as of ●, 2009 is entered into by and among AbitibiBowater Inc., a corporation under the laws of Delaware ("ABH"), Abitibi-Consolidated Inc., a corporation under the laws of Canada ("ACI"); Abitibi-Consolidated Company of Canada, a company under the laws of Quebec ("ACCC" and, together with ACI, the "Companies") and the other signatory hereto (whether individually or collectively as a group of affiliated entities, as applicable, the "Commitment Party").

WHEREAS, the Companies and an informal committee of holders of one or more Notes (the "Noteholders") have reached agreement regarding the principal aspects of a recapitalization of the Companies (the "Recapitalization"), as more fully described in the term sheet attached hereto as Exhibit A (the "Term Sheet"), which Recapitalization and Term Sheet are intended to form the basis of a plan of arrangement (the "Plan") under the Canada Business Corporations Act and related transactions involving the Companies and certain of their subsidiaries and affiliates;

WHEREAS, the Term Sheet contemplates the issuance and delivery of certain securities pursuant to the Concurrent Offering, as further described in the Term Sheet;

WHEREAS, contemporaneously with the execution of this Agreement, certain Noteholders (the "Consenting Noteholders") have entered into a Support Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Support Agreement") with the Companies and certain affiliates of the Companies pursuant to which each of the Consenting Noteholders has agreed to support the Plan and the Recapitalization, upon the terms and conditions set forth in its respective Support Agreement;

WHEREAS, the Companies have entered into firm commitment agreements with certain parties (such parties, together with the Commitment Party, the "Firm Commitment Partie") pursuant to which the Firm Commitment Parties have agreed to commit to purchase or to cause an affiliate to purchase First Lien Notes and Warrants in the Concurrent Offering;

WHEREAS, in order to facilitate the Concurrent Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, the Commitment Party has agreed to commit to purchase or to cause an affiliate to purchase First Lien Notes and Warrants as described in the Term Sheet in the Concurrent Offering for an aggregate purchase price of  $● (the "Firm Commitment Amount").

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies and the Commitment Party agree as follows:

1.	Certain Definitions.

Unless otherwise defined herein capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Term Sheet. The following defined terms have the following meaning:

(a)	"Firm Commitment Call Date" means the date on which the funding of the Firm Commitment Amount shall be made into the Escrow Account, which shall be no later than the day on which the Superior Court of Québec issues the final order;

(b)	"Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Montreal, Quebec, Toronto, Ontario and New York, New York;

(c)	"Concurrent Offering Participation Deadline" means the date upon which all the Noteholders must confirm their participation in the Concurrent Offering;

(d)	"Escrow Account" means that certain deposit account established by the Escrow Agent pursuant to the Escrow Agreement;

(e)	"Escrow Agent" means U.S. Bank National Association, a national banking association or any other escrow agent to by the parties ; and

(f)	"Escrow Agreement" means that certain escrow agreement to be entered into among the Companies, the Commitment Party and the Escrow Agent substantially in the form attached as Exhibit B.

2.	Firm Commitment.

(a) Subject to Sections 5 and 7 only, the Commitment Party agrees to purchase First Lien Notes and Warrants in the Concurrent Offering for an aggregate purchase price equal to the Firm Commitment Amount, which obligation shall otherwise be absolute, unconditional and irrevocable under any and all circumstances.

(b) The securities issued pursuant to the Concurrent Offering in connection with the Firm Commitment Amount, will be issued and sold pursuant to registration exemptions provided under the Securities Act of 1933, as amended (the "Securities Act"), and the requirements of any other applicable state securities laws and the respective rules and regulations thereunder.

3.	Funding Notice and Escrow Agreement.

(a)	At least two (2) Business Days before the final order is issued by the Court in respect of the Recapitalization transaction but not before the Concurrent Offering Participation Deadline, ACI shall provide a written notice to the Commitment Party setting forth the Firm Commitment Call Date and instructions to wire the Firm Commitment Amount to the Escrow Account on or before the Firm Commitment Call Date.

(b)	The Commitment Party shall execute and deliver the Escrow Agreement and wire the Firm Commitment Amount (plus any wire transfer fees) to the Escrow Account on or before the Firm Commitment Call Date.

4.	Firm Commitment Fees.

As consideration for the Firm Commitment Amount, ACI shall pay to the Commitment Party on the Closing Date, a commitment fee in the amount of $50 principal amount of First Lien Notes and 53.895 Series A Warrants, 53.895 Series B Warrants and 53.895 Series C Warrants for each $1,000 of the Firm Commitment Amount, which First Lien Notes and Warrants shall be issued only upon the completion of the Recapitalization; provided, however, that ACI shall have no obligation to pay such fee if the Recapitalization is not completed or in the event that Firm Commitment Amount is not paid and funded as and when required hereby. In the event that the Recapitalization is not completed (for any reason), no fee or other consideration shall be payable pursuant to this Section 4, in lieu of such First Lien Notes and Warrants, or otherwise.

5.	Conditions to the Obligations of the Commitment Party.

In addition to the events set out in Section 14 of the Term Sheet, which shall be deemed incorporated by reference herein and deemed a part hereof, the obligation of the Commitment Party to fund the Firm Commitment Amount on the Firm Commitment Call Date are subject to the following additional conditions:

(a)	Support Agreement . Any Support Agreement to which the Commitment Party (or its affiliates) is a party shall not have been terminated in accordance with the terms thereof.

(b)	Purchase Agreement . The Companies and/or their applicable subsidiaries and the Commitment Party shall have entered into reasonable and customary purchase documents for the purchase of First Lien Notes and Warrants by the Commitment Party in the Concurrent Offering, in form and substance satisfactory to the reasonable discretion of the Companies and the Commitment Party, with reasonable and customary representations and warranties (including, without limitation, due authorization, execution and delivery, no material adverse effect, valid issuance of securities and investor status, and conditions (including, without limitation as to satisfaction with the Steps Confirmation Notice).

(c)	Information . All public information in connection with the Term Sheet (including, without limitation, all reports and forms filed with the Securities Exchange Commission pursuant to Sections 13(a), 14(a) or 15(a) of the Exchange Act on or after January 1, 2007 but prior to the date of this Agreement), this Agreement or information provided by the Companies to the Commitment Party relating to the execution of the Term Sheet (other than projections) shall have been, when furnished, true, complete and correct in all material respects and shall not have contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and all projections shall have been prepared in good faith based on reasonable assumptions.

6.	Indemnification.

(a)	Whether or not the Concurrent Offering is consummated or this Agreement is terminated, the Companies, (in such capacity, jointly and severally, the "Indemnifying Party") shall, subject to the terms and conditions of this Section 6, indemnify and hold harmless the Commitment Party, its affiliates and their officers, directors, employees, agents, advisors and controlling persons (each an "Indemnified Person") from and against any and all out-of-pocket losses, expenses, claims, damages and liabilities (including reasonable attorneys' fees), incurred by any such Indemnified Person arising out of, relating to, or in connection with any third party claim, challenge, litigation, inquiry, investigation or proceeding with respect to this Agreement, the Plan or the transactions contemplated hereby or thereby, to which the Commitment Party (or its affiliates) are a party, including without limitation, payment of any fees and expenses contemplated hereby, or any breach by any of the Companies of this Agreement or the Support Agreement, regardless of whether any of such Indemnified Person is a party thereto. The losses, claims, damages, liabilities, fees and expenses described in this Section 6(a) as to which an Indemnified Person is entitled to indemnification hereunder are referred to herein as "Losses". Notwithstanding the above, in no event shall the Indemnifying Party be liable for the fees and expenses of more than one United States counsel and one Canadian counsel separate from its own counsel for all Firm Commitment Parties and their respective affiliates and their respective officers, directors, employees, agents, advisors and controlling persons in connection with any single action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances (plus any additional counsel made necessary by conflicts of interest of such one counsel).

(b)	Within two (2) days of receipt in writing of any asserted or threatened claim, complaint or commencement of action or proceeding with respect to which an Indemnified Person may be entitled to receive payment from the Indemnifying Party for any Losses (each, a "Claim"), the Indemnified Person shall provide the Indemnifying Party with written notice of such Claim and any supporting documentation or other information reasonably available to the Indemnified Person; provided, however, that the failure or delay to provide such notice or any other notice pursuant to this paragraph (b) shall not relieve the Indemnifying Party from any liability pursuant to this Section 6 except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such written notice shall include contact information for the Indemnified Person representative responsible for all communication to and from the Indemnified Person regarding the Claim. The Indemnified Person shall promptly forward to the Indemnifying Party any additional written materials subsequently received by the Indemnified Person regarding the Claim.

(c)	In the event the Indemnifying Party disputes that it has an indemnification obligation for any asserted Claim tendered by an Indemnified Person pursuant to Section 6(a) above, it shall promptly (but in any event within thirty (30) days after receipt of written notice of such Claim from the Indemnified Person) notify the Indemnified Person in writing. Any such notice shall set forth in reasonable detail the basis for such dispute. Unless the Indemnified Person otherwise agrees in writing, the Indemnifying Party shall be deemed to have waived its right to dispute its obligation to indemnify for such Claim if it shall fail to so notify the Indemnified Person within such thirty (30) day period. If it is determined that the Indemnifying Party did not have an indemnification obligation with respect to any portion of an asserted Claim, then the Indemnified Person shall promptly pay the Indemnifying Party any and all amounts reasonably expended on behalf of the Indemnified Person in connection with the Indemnifying Party's defense obligations undertaken pursuant to this Section 6.

(d)	The period during which a claim for indemnification may be asserted hereunder by an Indemnified Person shall terminate on the date (such date, the "Survival Date") that is 365 days following the earlier of the Closing Date or the Termination Date. Notwithstanding the foregoing, if prior to the close of business on the Survival Date, the Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of as of the Survival Date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

(e)	The Indemnifying Party also agrees that no Indemnified Person shall have any liability based on such Indemnified Person's exclusive or contributory negligence or otherwise to the Indemnifying Party, any person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other person in connection with or as a result of this Agreement, the Plan or the transactions contemplated hereby or thereby, to which the Commitment Party (or its affiliates) are a party, including without limitation, payment of any fees and expenses contemplated hereby or any breach by any of the Companies of this Agreement, except as to any Indemnified Person to the extent that any Losses incurred by the Indemnifying Party or such other Person are determined pursuant to a final, non-appealable order issued by a court of competent jurisdiction to have resulted from (i) the gross negligence, willful misconduct or fraud on the part of any Indemnified Person or (ii) the breach of this Agreement or any Support Agreement by any Indemnified Person; provided, however, that in no event shall an Indemnified Person or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of any of their activities related to the foregoing.

(f)	The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 6 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person, except that the provisions of this Section 6 shall be the sole and exclusive remedy of any Indemnified Person with respect to Losses, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(g)	Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall have no liability under this Section 6 for any Losses to the extent that they are determined pursuant to a final, non-appealable order issued by a court of competent jurisdiction to have resulted solely from (i) the gross negligence, willful misconduct or fraud on the part of any Indemnified Person or (ii) the breach of this Agreement or any Support Agreement by any Indemnified Person.

(h)	For greater certainty, the indemnity in this Section 6 is in addition to and not in substitution of any other rights of indemnity from the Companies that the Commitment Party may have, including pursuant to the Support Agreement.

7.	Termination.

(a) Termination by the Commitment Party. This Agreement and the obligations of the Companies and the Commitment Party set out in this Agreement shall terminate on the earlier of (i) the date on which any Support Agreement to which the Commitment Party (or its affiliates) is a party terminates in accordance with the terms thereof, or (ii) June 30, 2009 (in either event, the "Termination Date") .

(b) Effect of Termination. In the event of termination of this Agreement pursuant to this Section 7, this Agreement will forthwith become void and there will be no liability on the part of any party or its respective partners, officers, directors or stockholders, except for obligations under Section 6, all of which will survive the Termination Date, as applicable, and except that each Party shall be responsible and shall remain liable for any breach of this Agreement by such Party occurring prior to the termination of this Agreement.

8.	Covenant of the Companies.

Subject to the terms of the Support Agreement, the Companies agree to file the Plan on a timely basis consistent with the Term Sheet and use their commercially reasonable efforts to achieve approval of the Plan by the Court and implementation of the Recapitalization in May 2009, including recommending to Noteholders that they vote to approve the Plan and using best commercial efforts to take all reasonable actions necessary to obtain any regulatory approvals required for the Recapitalization.

9.	Representation by the Companies.

The Companies hereby represent and warrant that the transactions contemplated by this Agreement, the Support Agreement, and the Term Sheet are exempt from the formal valuation and minority approval requirements based on the financial hardship exemption pursuant to Sections 5.5(g) and 5.7(e) of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions of the Ontario and Quebec securities regulatory authorities (as such instrument relates to the Companies and ABH).

10.	Notices.

All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

	(a)	If to the Commitment Party, to the address set forth on the signature page hereto:

	(b)	If to the Companies, to:

Abitibi-Consolidated Inc. 1155 Metcalfe Street Suite 800 Montreal, QC H3B 5H2

Attention: Chief Financial Officer and Chief Legal Officer Fax: 864-282-9219 and 514-394-3644

with a required copy by email or fax (which shall not be deemed notice) to:

Stikeman Elliott LLP Attention: Marc Barbeau Email: mbarbeau@stikeman.com Fax: (514) 397-3409

Troutman Sanders LLP Attention: Cal Smith Email: cal.smith@troutmansanders.com Facsimile: (404) 326-3352

11.	Assignment; Third Party Beneficiaries.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties provided that the Commitment Party may, upon prior written notice to the Companies, assign its rights, interests, and obligations hereunder to any affiliate (as defined in Rule 12b-2 under the Exchange Act of 1934 (an "Assignee Firm Commitment Party") without the prior consent of the other parties, it being understood and hereby agreed that, in the event of such assignment, the Commitment Party shall remain fully liable for all obligations of the Assignee Firm Commitment Party hereunder in the event such Assignee Firm Commitment Party defaults in meeting any such obligations.

12.	Prior Negotiations; Entire Agreement.

This Agreement, the Support Agreement, and the Term Sheet, together with any confidentiality agreement entered into or binding upon the parties or their advisors, constitute the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, and the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

13.	Governing Law; Venue.

(a) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b) Venue. Any disputes or claims arising out of or in connection with this agreement and the transactions contemplated or documents required hereby shall be submitted to the exclusive jurisdiction of the courts of Ontario, and appropriate appellate courts therefrom. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this agreement in any suit, action, or proceeding of the nature specified in this Section 13 by the mailing of a copy thereof in the manner specified by the provisions of Section 10.

14.	Counterparts.

This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

15.	Waivers and Amendments.

This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

16.	Headings.

The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

17.	Currency.

Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all cash payments hereunder shall be made in United States dollars.

18.	Public Announcements.

Without the prior written consent of the Companies or except as required by law, the Commitment Party shall not issue any press releases or otherwise make any public announcement with respect to this Agreement, the Plan, the Term Sheet and the transactions contemplated hereby and thereby.  Any such press release or public announcement shall be in form acceptable to the Companies, acting reasonably. Prior to issuing any press release or otherwise making any public announcement with respect to this Agreement, the Plan, the Term Sheet and the transactions contemplated hereby and thereby, the Companies shall provide the Commitment Party with a copy of such draft press release or public announcement for the Commitment Party's review and shall not issue any press release or any public announcement that mentions the Commitment Party by name, without the Commitment Party's consent (with respect to the portion of the press release that mentions the Commitment Party); provided, however, that the foregoing shall be subject to the Companies', the Commitment Party's and any of their affiliate's overriding obligation to make any disclosure under any applicable securities law, and in such circumstances the Companies shall use its reasonable best efforts, and shall cause any such affiliates, to give prior oral or written notice to the Commitment Party and reasonable opportunity for the Commitment Party to review or comment on the disclosure, and if any such prior notice is not possible, to give such notice immediately following the making of any such disclosure.

19.	No Advice.

The Companies, on the one hand, and the Commitment Party, on the other, acknowledge and agree that neither is advising the other as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Each shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby or in the Term Sheet, and neither shall have responsibility or liability to other with respect thereto. Any review by Companies, on the one hand, and the Commitment Party, on the other, of transactions contemplated hereby or in the Term Sheet or other matters relating to such transactions will be performed solely for the benefit of the parties performing such review.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ABITIBIBOWATER INC.

By:

            Name:
            Title:

By:

            Name:
            Title:

ABITIBI-CONSOLIDATED INC.

By:

            Name:
            Title:

By:

            Name:
            Title:

ABITIBI-CONSOLIDATED COMPANY OF CANADA

By:

            Name:
            Title:

By:

            Name:
            Title:

[XYZ]

By:

            Name:
            Title:

By:

            Name:
            Title:

Address:

  [Signature Page of Firm Commitment Agreement]

EXHIBIT A

TERM SHEET

  EXHIBIT B

ESCROW AGREEMENT